Exhibit 99.1

Electronics for Imaging, Inc. Granted Nasdaq Extension

Electronics for Imaging, Inc. (“EFI” or the “Company”) (Nasdaq: EFII), today announced that a Nasdaq Listing Qualifications Panel has granted EFI’s request for continued listing of its common stock on The Nasdaq Global Select Market. As previously announced, the Company received a Nasdaq Staff Determination notice on November 15, 2006, stating that EFI is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). The letter was issued in accordance with Nasdaq procedures because the Company had not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2006.

EFI’s continued listing is subject to the following conditions: (1) on or about April 13, 2007, the Company must submit additional information to Nasdaq regarding the results of the Company’s internal review of its historical equity award practices and related accounting; and (2) on or before May 8, 2007, the Company must file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and all necessary restatements of its prior financial statements. Should the Company be unable to meet these deadlines, there can be no assurance that Nasdaq will grant an additional extension of time to meet such conditions or that the Company’s common stock will remain listed on The Nasdaq Global Select Market.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

NOTE TO EDITORS: EFI is a registered trademarks of Electronics For Imaging, Inc. in the U.S. Patent and Trademark Office and/or certain other foreign jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.

Contact:

EFI Public Relations

Katie Maller, 650-357-3032

katie.maller@efi.com